Exhibit 10.29

CONFIDENTIAL TREATMENT REQUESTED

Xyratex Confidential	© Xyratex Technology Limited 2007

OEM PURCHASE AGREEMENT

This OEM Purchase Agreement (this “Agreement”) is entered into as of March 8, 2007 (the “Effective Date”), by and between Xyratex Technology Limited, a company incorporated in England with its principal place of business located at Langstone Road, Havant, Hampshire, PO9 ISA United Kingdom (“Xyratex”), and Data Domain, Inc., a Delaware corporation with its principal place of business located at 2300 Central Expressway, Santa Clara, CA 95050 (“Buyer”) (each a “party” and collectively the “parties”).

The parties desire to set forth the terms and conditions under which the Buyer will acquire Products from Xyratex. Therefore, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

OPERATIVE PROVISIONS:

1	DEFINITIONS

1.1	For purposes of the Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

“Business Day” means Mondays to Fridays (inclusive) but excluding any day on which national banks in the USA are generally closed.

“Defect” means a failure of the Product to conform to the relevant Documentation by reason of a defect i materials, design (other than a design made, furnished, or specified by the Buyer), or workmanship.

“Delivery Date” means the date the Products are made available by Xyratex at the Delivery Point.

“Delivery Point” shall mean the dock at Xyratex’s manufacturing or assembly plant, unless otherwise agreed by the parties.

“Documentation” means any specifications, user guides, manuals or other documentation or information relating to the Products.

“Intellectual Property Rights” includes the following (wherever and whenever arising and for the full term thereof): any patent, trade mark, trade name, service mark, service name, design, design rights, copyright, database right, topography rights, moral rights, know how, trade secret and other confidential information, rights in the nature of any of the aforesaid items in any country, rights in the nature of unfair competition rights and rights to sue for passing off or other similar intellectual or commercial right (in each case whether or not registered or registrable) and registrations of and applications to register any of the aforesaid items.

“Lead Time” means the standard time between the date of order acceptance and date of shipment of the Products, which will be no longer than ten (10) Business Days for the Products within forecast unless the parties otherwise agree in writing.

“Prices” means the moneys that Xyratex will charge the Buyer for the Products as provided by Xyratex to Buyer and as amended from time to time pursuant to Section 8.

“Product” means the parts, components, or goods and spare parts referred to in Exhibit 1. All Products, including spares, shall be newly manufactured products not containing used materials unless specifically agreed to in writing in advance by Buyer (except as otherwise provided in Section 11.6).

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“Purchase Order” means notification of a request to purchase Products.

“Specifications” means the drawings, prints and written descriptions of the Products as set forth in, or referred to in Exhibit 2, as modified from time to time in accordance with clause 7.1.

“Term” means the period commencing on the Effective Date of this Agreement and ending upon the termination or expiration of this Agreement in accordance with its terms.

“Warranty Period” means the length of time that Xyratex warrants the Products as set forth in Exhibit 1. Such warranty periods begin from the date when Xyratex delivers the Products to the Delivery Point. Where such warranty period is not specified in Exhibit 1 then the warranty will be ***.

“Warranted Products” means any Products with warranty (as provided on Exhibit 1) sold by Xyratex to the Buyer under this Agreement.

1.2	In this Agreement, unless the context otherwise requires or is otherwise specified:

1.2.1	reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted;

1.2.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended;

1.2.3	words importing the singular include the plural, words importing any gender include every gender and words importing persons include bodies corporate and unincorporate; and (in each case) vice versa;

1.2.4	any reference to a party to this Agreement includes a reference to its successors in title and permitted assigns;

1.2.5	references to clauses and Exhibits are to be construed as references to the clauses of, and Exhibits to, this Agreement and references to this Agreement include its Exhibits;

1.2.6	the headings to the clauses are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.3	A person that is not a party to this Agreement has no right to enforce any term of it.

2	TERM OF THIS AGREEMENT

2.1	This Agreement shall commence on the Effective Date of this Agreement, and, subject as otherwise provided in this Agreement (including Section 15 below), shall continue in full force and effect for three (3) years, and thereafter shall automatically renew for additional one-year terms unless and until either party provides written notice of non-renewal of this Agreement at least six (6) months prior to the end of such term,

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3	OBLIGATIONS

3.1	Both Parties shall:

3.1.1	not by itself or with others participate in any illegal, deceptive, misleading or unethical practices including, but not limited to, disparagement of the Products or Party, or other practices which may be detrimental to the Products or Party;

3.1.2	not use any of one Party’s trade marks and trade names without the prior written approval of the other Party; and

3.1.3	not alter, obscure, remove, interfere with or add to any of the trade marks, trade names, markings or notices affixed to or contained in the Products.

4	PURCHASE ORDERS; SUPPLY OF PRODUCTS

4.1	During the Term, Xyratex shall sell and the Buyer shall purchase the quantities of the Products which the Buyer orders from time to time in accordance with the terms of this Agreement.

4.2	If and when the Buyer wishes to purchase Products, the Buyer shall provide Xyratex with a Purchase Order by fax or email to the Xyratex order fulfilment group. The contact details for such individuals are to be supplied by the Parties,

4.3	Purchase Orders received on a non Business Day or after 2:30 PM PST on a Business Day shall be considered to be received on the following Business Day. All Purchase Orders issued shall contain the following information:

4.3.1	the Xyratex part number, description and revision level of Product(s) ordered (as applicable), and unit price; and

4.3.2	the quantity of units ordered of each Product type, price, requested delivery schedule and delivery location to which the Buyer would like the Products delivered at its cost.

4.4	Within two (2) Business Days of receipt of a Purchase Order Xyratex will:

4.4.1	confirm whether it accepts or rejects that Purchase Order; provided that Xyratex shall only have the right to reject the Purchase Order if it does not conform to the requirements set forth in this Agreement. A Purchase Order shall be considered to have been accepted by Xyratex upon the earlier of (i) the date a written order acknowledgment has been issued to the Buyer, and (ii) five (5) Business Days after receipt of the Purchase Order if Xyratex falls to reject the Purchase Order in writing; and

4.4.2	if it accepts that Purchase Order, advise the Buyer of the anticipated Delivery Date for the Products referred to in that Purchase Order (which shall be no later than the Lead Time).

4.5	If Xyratex believes any shipment may not be delivered on schedule within Lead Time (and without waiver of any rights by either Party), Xyratex must provide advance notification to Buyer, along with proposed solutions and recovery plans. Except for late shipments due to Force Majeure, Xyratex will pay expedited freight cost (defined as the cost difference as compared to standard shipping cost) for Products shipped late. If any Products will be delivered more than five (5) Business Days late, without Buyer having been the primary cause of the delay, Buyer may cancel or reschedule such Order without any liability. Failure or delay by Buyer’s carrier to pick up Products is not deemed to be a late delivery.

4.6

This Agreement sets forth the sole terms and conditions under which the Buyer shall order the Products and shall replace and supersede, in their entirety, all terms and conditions appearing on the Buyer’s Purchase Orders or Xyratex’s order acknowledgments, or related forms, or any other form of the Buyer or Xyratex, and any other conditions which may be submitted at any time by the

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Buyer, unless the parties mutually agree in writing that the special terms on a Purchase Order due to a special request shall apply to the order on such Purchase Order.

4.7	Except as provided expressly herein, neither party shall have a right to make any modification or addition to any Purchase Order that has been accepted by Xyratex unless mutually agreed to in a writing signed by both parties.

4.8	Buyer may re-schedule any accepted Purchase Order, or any portion thereof, upon prior written notice to Xyratex in accordance with the following policy:

If rescheduling occurs within the below specified number of days before the original Delivery Date	Re-schedule Policy

Zero to Twenty (0-20) Business Days	Not re-schedulable.

Twenty-One to Forty (21-40) Business Days	Re-schedulable up to ten (10) Business Days beyond the original Delivery Date.

Forty-One to Sixty (41-60) Business Days	Re-schedulable up to twenty (20) Business Days beyond the original Delivery Date.

Sixty-One plus(61+) Business Days	Re-schedulable to any date or cancel at no charge.

4.9	Purchase Orders may only be re-scheduled once. Any re-scheduled Purchase Orders may not be cancelled.

4.10	Buyer may cancel any accepted Purchase Order or any portion thereof upon prior written notice to Xyratex and will pay a cancellation charge in accordance with the following policy:

Disk Drives:

If cancellation occurs within the below specified number of Business Days before the original Delivery Date	Buyer’s cancellation charge

Zero to Twenty (0-20) Business Days	***

Twenty-One plus (21+) Business Days	***

All Other Products:

If cancellation occurs within the below specified number of Business Days before the original Delivery Date	Buyer’s cancellation charge

Zero to Twenty (0-20) Business Days	***

Twenty-One to Forty (21-40) Business Days	***

Forty-One to Sixty (41-60) Business Days	***

Sixty-One plus (61+) Business Days	***

4.11	Any cancellation fees due from Buyer to Xyratex under this Agreement will be invoiced by Xyratex within thirty (30) days from date of cancellation.

5	DELIVERY

5.1	The Products shall be supplied Ex Works (Incoterms 2000) at the Delivery Point. The parties shall agree on the most suitable delivery point depending on where the Buyer is located. Xyratex

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shall at the Buyer’s request arrange for a carrier for transport and insurance for the Products provided that the Buyer’s request is received no less than five (5) Business Days prior to the Delivery Date for those Products as notified by Xyratex to the Buyer. Reasonable costs for transport and insurance shall be charged to the Buyer at Xyratex’s then current standard charges for this service (as notified to Buyer from time to time).

5.2	Under no circumstances shall any carrier be deemed to be an agent of Xyratex and nor shall Xyratex be responsible for the acts or omissions of any carrier or any loss of or damage to any Products while in the possession or control of the carrier or after they have left the Delivery Point.

5.3	Installation of the Product shall be the sole responsibility of the Buyer.

5.4	Xyratex shall provide a list of countries that the Products are certified for sale into and further guarantees the Products are acceptable for resale into said list of countries. The Buyer shall be responsible for obtaining all permits, authorizations, consents, licenses, import and export permissions that are required to enable the Products to be imported or exported to countries not on this list.

5.5	The Buyer and Xyratex agree to comply with all applicable laws regarding customs, strategic products, ultimate consignment, and any other export statutes in force or enacted during this Agreement.

5.6	As provided in the UCC, Buyer or its designated service providers may inspect Products shipped to Buyer or its designated service providers after their arrival and may reject within five (5) Business Days of the arrival, (and, upon request, Xyratex will promptly replace) any item that fails to conform to the Specifications for the Product purchased under the relevant Purchase Order. Further, accepted Products which fall within 10 days of initial installation at End-User locations may be deemed as “DOA”. Xyratex shall use commercially reasonable efforts to provide replacements for DOA units on an expedited basis. Xyratex shall reimburse Buyer for the shipping charges to return property rejected or DOA Product and for the shipment of the replacement Product. The rejected or DOA Products must be returned to Xyratex in accordance with Section 11.8 below (excluding the third sentence of Section 11.8) (the “Validly Returned Products”). Subject to Section 5.7, Buyer shall promptly pay the related invoice in full, and Xyratex will issue a credit or refund against the Validly Returned Products, and, if and only if the Validly Returned Products were not properly rejected or DOA Product, less a restocking fee in the amount of *** of the purchase price of the Validly Returned Products.

5.7	In addition to the other provisions set forth in this Agreement, in the event of an Epidemic Failure, Buyer may stop delivery and payment solely for the related Products without penalty or liability until the root cause is mutually determined in good faith by Buyer and Xyratex. If the Epidemic Failure is due to a breach of warranty for which Buyer is entitled to remedy under this Agreement, Xyratex shall render repair and/or replacement services equivalent to services described herein for in-warranty Products. Additionally, Xyratex and Buyer will promptly meet and confer in good faith to address the Epidemic Failure and reach appropriate resolution on a case by case basis. A defect becomes an “Epidemic Failure” of the Product when, within the relevant Warranty Period, (i) the defect occurs in *** or more of the units of Product(s) delivered to Buyer’s customers during any *** rolling period, and is traceable to a single common root cause, (ii) or the defect occurs in *** or more of the units of Product(s) delivered to Buyer’s customers during any *** rolling period, and is traceable to a single common root cause.

5.8	In the event either Xyratex or Buyer becomes aware of any information that reasonably supports a conclusion that a defect may exist in any Product covered by this Agreement and the defect may cause death or bodily injury to any natural person (a “Hazard”), the party becoming aware of this information shall immediately notify the other of the Hazard. In all events, notification to the other party shall precede notice to any governmental agency, unless required by law. Xyratex

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and Buyer shall promptly exchange all relevant data and then, as promptly as possible, meet to review and discuss the information, tests and conclusions relating to the Hazard. At this meeting, the parties shall discuss the bases for any action, including a recall, and the origin or causation of the Hazard. Each party shall, on request, provide to the other reasonable assistance in (a) determining how best to deal with the Hazard; and (b) preparing for and making any presentation before any governmental agency which may have jurisdiction over Hazards involving Products. Each party will be responsible for all costs associated with resolving a Hazard (including without limitation any recall costs) if such Hazard is solely caused by such party.

6	FORECASTS

6.1	Within five (5) Business Days of the commencement of each month the Buyer shall provide to Xyratex a twelve (12) month rolling forecast specifying:

6.1.1	its estimated orders for each type of the Product for each month during such 12 month period;

6.1.2	the estimated Delivery Dates for the Products referred to in clause 6.1.1;

6.1.3	any revisions to any previous forecast delivered to Xyratex pursuant to this clause 6.1.

6.2	Each forecast shall be non-binding, and shall not be regarded as a firm commitment by either party to purchase or supply products.

7	ALTERATION OF SPECIFICATION AND PRODUCT DISCONTINUATION

7.1	Xyratex will use commercially reasonable efforts to provide sixty (60) days prior written notice of proposed changes that affect the industrial design, form, fit, function or maintainability of the Products. Regardless of whether notice is provided to Buyer, no such changes may be made without Buyer’s written consent in the form of an agreed-to Engineering Change Order (“ECO”). If Buyer wishes to reject a proposed ECO, Buyer must provide written notice of rejection within thirty (30) days after receipt of the proposed ECO. If Buyer rejects an ECO, Xyratex will continue to provide Products without implementing the proposed ECO. If an ECO is critical to the proper manufacture of Products or if such implementation is required to satisfy government standards or for any safety reasons, the Parties agree to waive the notice requirements of this Section 7.1 and work cooperatively to resolve the implementation of the ECO. Xyratex agrees to supply to Buyer for evaluation purposes up to ten (10) samples of family of Products at cost, and a completed test plan that incorporates the agreed to ECO. Xyratex will reasonably notify Buyer of ECOs that do not affect the industrial design, form, fit, function or maintainability of Products.

7.2	Xyratex reserves the right to discontinue or withdraw any Product provided that it does so for all its customers purchasing similar products, and provided further that Xyratex will use commercially reasonable efforts to provide the Buyer with at least six (6) months prior written notice of any such discontinuation or withdrawal. Xyratex further agrees to use its commercially reasonable efforts to continue to sell the discontinued Products to Buyer under this Agreement for a period of no more than three (3) months following the implementation date of such discontinuance. Buyer shall be entitled to issue one last time Purchase Order anytime within such three (3) months period. Delivery of such last time Purchase Order shall take place on dates within three (3) months from the date of receiving the last time Purchase Order.

8	PRICING

8.1	On a quarterly basis, or more frequently as necessitated by market conditions, Xyratex’s pricing for the Products may be adjusted based on Xyratex’s cost reductions and competitive market

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conditions; as of the Effective Date, the pricing is as has been previously provided to Buyer and Xyratex will provide any changes in pricing as far in advance of such changes as possible.

8.2	The unit prices for each Product unit will be reviewed as required during the term of this Agreement. Xyratex will offer pricing, support and maintenance which are competitive to those offered to other OEMs with respect to similar products and similar volumes. Price decreases will apply to all products built after the effective date of the price change.

8.3	All Prices quoted are Ex Works (Incoterms 2000) at the Delivery Point, and are exclusive of, and the Buyer shall be liable for:

8.3.1	VAT, sales taxes, all other taxes, carriage, insurance, freight fees, import and export fees, custom duties, installation, commissioning and all federal state, legal excise, sales, use and other taxes (excluding taxes on Xyratex’s net worth and net income);

8.3.2	domestic and foreign forwarding agent’s fees, fees for consular invoices, fees for any other necessary documents required by the country of destination; and

8.3.3	any other costs or expenses incurred in connection with the delivery of any Products to any location other than the Delivery Point.

Where Xyratex pays any of the amount referred to in this Section 8.3, Buyer shall reimburse Xyratex for that amount within thirty (30) days of the date of Xyratex’s invoice. When applicable, such items will appear as separate additional items on Xyratex’s invoice.

9	INVOICES AND PAYMENT TERMS

9.1	Payment terms shall be thirty (30) days from the date of Xyratex’s invoice (issued upon shipment), unless Xyratex has provided extended payment terms.

9.2	If:

9.2.1	the total amount owing by the Buyer to Xyratex at any time (whether under this Agreement or any other agreement) is greater than Buyer’s then current credit limit (which Xyratex shall determine in manner consistent with credit limit set for other OEMs) with Xyratex; or

9.2.2	the Buyer fails to make any payment which is properly due to Xyratex under this Agreement;

then Xyratex shall be entitled to require that any payment due to Xyratex under any further Purchase Orders issued after the date of the Cure Period as defined below is secured by a letter of credit in terms acceptable to Xyratex or in such other manner as is acceptable to Xyratex (including but not limited to full or partial advance payments); provided Buyer will have thirty (30) days to cure its default under Sections 9.2.1 or 9,2.2 after Buyer’s receipt of Xyratex’s notification (the “Cure Period”). Buyer and Xyratex will cooperate in good faith to solve any related issues or disputes. Purchase Orders issued after such date shall be deemed not to be accepted or valid until Xyratex receives such security.

9.3	Should Buyer fail to cure its default within the Cure Period in Section 9.2 above, without prejudice to any other right or remedy available to Xyratex:

9.3.1	Xyratex shall be entitled to:

(a)	suspend the performance or further performance of its obligations under this Agreement and/or any other agreement between the Buyer and Xyratex and suspend the rights of the Buyer under this Agreement and/or any such other agreement without liability to the Buyer; and/or

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(b)	charge interest (both before and after any judgment) on the amount outstanding on a daily basis at the rate of the lesser of *** per month or the maximum amount allowed by law. Such interest will be compounded annually and shall be payable on demand made by Xyratex; and/or

(c)	to revoke any or all credit extended and to reduce or cancel any or all quantity discounts provided to the Buyer.

9.3.2	all reasonable, documented costs, losses, expenses and liabilities suffered sustained or incurred by Xyratex in recovering or attempting to recover the outstanding amount (including, without limitation, all reasonable attorneys’ fees) shall be paid by the Buyer on demand.

9.3.3	Buyer’s receipt of Xyratex’s invoice is a condition precedent to any exercise by Xyratex of its rights with respect to non-payment by Buyer.

9.4	All sums payable by the Buyer under this Agreement:

9.4.1	shall be made in US Dollars through ACH in immediately available funds to the credit of a bank account to be designated in writing by Xyratex; and

9.4.2	shall be made in full without set off, counterclaim, withholdings or deduction of any taxes, charges and other duties that may be imposed.

10	TITLE TO PRODUCTS

10.1	Title to each Product and all risk and loss or damage to the Product will pass to the Buyer upon delivery to the Delivery Point.

11	WARRANTIES

11.1	Xyratex represents and warrants that it possesses full power and authority to make this Agreement. Products are warranted only to the extent of and in accordance with this clause 11.

11.2	Xyratex warrants that the Warranted Products shall be free from Defects for the appropriate Warranty Period.

11.3	Subject to clause 11.4, if a Warranted Product suffers a Defect during the relevant Warranty Period, then Buyer’s sole and exclusive remedy for breath of such warranty is that Xyratex will, at its option either.

11.3.1	repair or replace that Warranted Product in which event, Xyratex shall pay for the transport and shipping costs associated with returning Warranted Products to the Buyer at the address of the Buyer as set out at the front of this Agreement or such other single address agreed between the parties (“Defective Product Return Address”). If Xyratex agrees to send any Products to any location other than the Defective Product Return Address, the Buyer shall be responsible for any additional costs incurred by Xyratex in so doing; or

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11.3.2	issue a refund of the full purchase price against the Warranted Product in which event the Buyer agrees that such refund satisfies the entire liability of Xyratex to the Buyer for breach of such warranties.

11.4	Further, Xyratex shall have no liability to the Buyer under clause 11.3 in relation to any Warranted Product:

11.4.1	unless the Buyer notifies Xyratex of the Defect with respect to that Warranted Product within the relevant Warranty Period and in any event promptly after becoming aware of the Defect;

11.4.2	unless the Buyer promptly returns that Warranted Product in accordance with clause 11.8 carriage paid (which carriage Xyratex shall reimburse to the Buyer if the Warranted Product suffers from a Defect during the relevant Warranty Period) with a written report on the Defect, unless Xyratex agrees to inspect in situ;

11.4.3	unless that Warranted Product has been property stored, installed, maintained, and used having regard in particular to the applicable specifications and instructions relating to that Warranted Product;

11.4.4	unless the Buyer has packaged (in Xyratex’s packaging or such other packaging approved by Xyratex) fragile items (including but not limited to disk-drives and carriers containing disk drives) sufficiently well to ensure no further damage and therefore enable failure analysis, confirm warranty validation and liability assignment;

11.4.5	if that Warranted Product has been repaired or modified by an unauthorized third party other than Xyratex; and

11.4.6	unless all warranty seals in relation to that Warranted Product remain intact.

11.5	If, upon inspection, it is found that any returned Product does not suffer from a Defect or does not qualify for repair or replacement pursuant to this section 11, the Buyer shall pay Xyratex’s standard inspection costs and any costs or expenses incurred by Xyratex (including, where Xyratex has repaired or endeavoured to repair that Product, its standard costs for so doing) and all costs associated with returning that Product to the Buyer.

11.6	If Xyratex chooses to replace Products pursuant to this clause 11, such Products will either be newly manufactured or will have been reassembled or reconditioned from serviceable new and used parts, and will have been inspected and tested for good working order.

11.7	Xyratex will pass-thru any third party supplier warranties, if any, to Buyer,

11.8	If the Buyer wishes to return a Warranted Product to Xyratex for repair or replacement pursuant to this clause 11 the Buyer shall notify Xyratex who shall then supply a Return Material Authorization (“RMA”) form to the Buyer. The Buyer shall then return that Warranted Product to Xyratex together with the completed RMA form. Buyer shall pay for the transport and shipping costs associated with returning the Warranted Product to Xyratex (subject to reimbursement pursuant to Section 11.4.2). Warranted Products to be returned must be identified as to the nature of defect or problem. Proper handling procedures must be used in the packing and shipping of all Warranted Products to be returned. Warranted Products must be returned in the same or equivalent container in which they were shipped with the RMA number clearly visible on the package. For the avoidance of doubt Buyer shall promptly return such Warranted Products to Xyratex on an ongoing basis and shall at no time stockpile such Warranted Products.

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11.9	Where a Warranted Product (the “Original Product”) has been replaced by another Product (the “Replacement Product”) pursuant to clause 11, the Warranty Period for the Replacement Product shall be deemed to expire on the later of the date on which the Warranty Period for the Original Product would have expired had it not been replaced or *** from the date of replacement

11.10	Xyratex or an authorized third party will make out-of-warranty repair service available for Products for at least *** after the expiration of the Warranty Period following the last delivery of each such model of Product to Buyer under this Agreement. Out-of-warranty repairs will be at prices that the Parties will reasonably agree to. Buyer will bear all cost and expense of returning the Product to Xyratex in the event Xyratex is to provide the out-of-warranty repair services.

12	INTELLECTUAL PROPERTY RIGHTS

12.1	Except as otherwise provided herein, Xyratex retains all of its right, title and interest in and to all of its Intellectual Property Rights including the Products, all of the modifications, improvements or enhancements to the Products, and related Documentation. Buyer retains all of its right, title and interest in and to all of its Intellectual Property Rights and all designs, engineering details, schematics, drawings, specifications, software, business data and other similar data which may be provided to Xyratex by Buyer unless Buyer specifically requests in writing that changes be incorporated in Xyratex’s standard generally available Products, in which case such specific modifications to the standard Products solely originated from Buyer shall be co-owned by Xyratex and Buyer and either may exploit such Buyer-only originated modifications without further consent of or accounting to the other. Xyratex shall not sell Products containing unique elements, features, or characteristics developed solely by Buyer or solely based specifically upon Buyer’s specifications to any third party without Buyer’s written consent. Except for as expressly provided in the second sentence of this Section 12.1, nothing in this Agreement shall be construed as transferring any of one party’s rights to the other or any other person.

12.2	The Buyer shall not remove any copyright, trademark or other notices of property rights from any Products or Documentation or software without prior written consent of Xyratex.

12.3	License to Marks. Xyratex hereby grants Buyer a non-transferable, non-exclusive license to display the Xyratex trade marks, service marks, trade names (“Xyratex Marks”) in connection with the marketing, servicing and support of the Xyratex Products for the Term of the Agreement. Buyer agrees that any use of the Xyratex Marks shall be subject to the prior review and approval of Xyratex and such use will be in accordance with the Xyratex trademark and logo usage guidelines then current. Buyer further agrees that it will not use the Xyratex Marks in any manner disparaging or in any manner which endorses or has the appearance of endorsing products or services other than the Xyratex Products. Upon termination of this Agreement, Buyer will immediately cease using and displaying all Xyratex Marks. Except as otherwise set forth in this Section 12, nothing herein shall grant to Buyer any right, title or interest in Xyratex’s Marks and all use of the Marks shall inure solely to the benefit of Xyratex. At no time during or after the term of this Agreement shall Buyer challenge or assist others to challenge Xyratex’s Marks or the registration thereof or attempt to register any Marks confusingly similar to Xyratex’s Marks.

12.4	Xyratex is not aware of any infringement issue, but shall defend and/or settle (at its option and expense), indemnify (including reasonable legal fees) and hold Buyer harmless from liability arising out of any third party claim against Buyer to the extent that such claim alleges that a Product, as delivered by Xyratex to the Buyer infringes any U.S. patent issued as of the Effective Date or U.S. copyright or trade secret of an unaffiliated third party and pay such damages and costs as are finally awarded by a court against Buyer attributable to such claim, as well as settlements, costs, expenses and attorney fees, provided that:

12.4.1	the Buyer gives Xyratex notice in writing of any such claim as soon as reasonably possible after Buyer becomes aware of it;

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12.4.2	Xyratex, through counsel of its choice, is given the sole right to defend and/or settle (without making commitments on behalf of Buyer) such claim (Buyer however, may be represented at its expense by counsel of its own choice);

12.4.3	the Buyer gives Xyratex exclusive control and authority over and reasonably cooperates with Xyratex on the defense or settlement (without making commitments on behalf of Buyer) of such claim; and

12.4.4	Buyer does not enter into any settlement or compromise of any claim without Xyratex’s prior written consent (which shall not be unreasonably withheld). Xyratex shall not be responsible for any settlement made by Buyer without Xyratex’s written permission;

12.4.5	The foregoing obligation of Xyratex does not apply with respect to any Product or portions or components thereof;

(a)	where Buyer continues alleged infringing activity after being notified in writing by Xyratex thereof and after receiving a modification (that does not materially change fit or function) delivered at Xyratex’s expense that is expressly provided to avoid (and would have avoided) the alleged infringement, or

(b)	where the alleged infringement relates specifically to any combination of the Product or any part thereof with other products, processes or materials by any unauthorized third party or Buyer, provided that the alleged infringement claim could not be made but for such combination, or

(c)	where any Product or any part thereof is modified, serviced or repaired by any unauthorized third party or Buyer if Buyer is unauthorized to make such modification, service or repair; provided that the alleged infringement claim could not be made but for such modification, service or repair, or

(d)	where Buyer’s use of the Product or any part thereof is not in accordance with this Agreement or any applicable Documentation; provided that the alleged infringement claim could not be made but for such use that is not in accordance with this Agreement or any applicable Documentation, or

(e)	where any Product or any part thereof is made in whole or in part in accordance with Buyer’s specifications or instructions, provided that the alleged infringement claim could not be made but for such specifications or instructions (the foregoing clauses (a) through (e), the “Buyer Exclusions”).

Buyer shall defend and/or settle (at its option and expense), indemnify (including reasonable legal fees) and hold Xyratex harmless from liability arising out of any third party claim against Xyratex to the extent that the action is based solely upon a claim that the Buyer Exclusions infringe any U.S. patent, or U.S. copyright or trade secret of an unaffiliated third party, and pay such damages and costs as finally awarded by a court of competent jurisdiction against Xyratex attributable to such claim, as well as settlements, costs expenses and attorney fees; the foregoing is subject to provisos, conditions and qualifications reciprocal to those above with respect to Xyratex’s obligations above as set forth in Sections 12.4.1 through 12.4.4.

12.5	If any Product or parts thereof (including software) becomes, or in Xyratex’s opinion may become, the subject of an infringement claim, Xyratex shall, at its option (provided that Xyratex treats Buyer in a manner consistent with other OEMs):

12.5.1	Obtain for Buyer and those end users of the Product who have already received the Product, at Xyratex’s expense, a license to such patent rights or copyright with respect to the Product to ensure continued use; and/or

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12.5.2	modify or replace such Product so that it is non-infringing and comparable in form, fit and function; and/or

12.5.3	if none of the foregoing is feasible, Buyer will return the Indemnified Product in its possession freight collect at Xyratex’s request for a credit at the purchase price less amortized depreciation on a five (5) year straight line basis.

12.6	Sole Remedy. THE FOREGOING PROVISIONS OF THIS SECTION 12 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF XYRATEX AND THE SOLE AND EXCLUSIVE REMEDY OF THE BUYER, WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR THEIR REPRODUCTION, DISTRIBUTION OR USE.

12.7	Subject to other provisions (including but not limited to Sections 11.4, 12 and 14) set forth herein, Xyratex hereby grants to Buyer, without additional charge, the right to reproduce, copy, display, translate and private label any documents/manuals of the general categories (unless specifically prohibited) of (i) Product description, (ii) installation, maintenance, reference, or diagnostics, or (iii) user guides, for use by Buyer or Buyer’s customers to sell and maintain the Products when sold or provided in conjunction with Buyer products and further grants to Buyer the right to itself or through its subsidiaries and distributors appropriately restricted rights to copy and distribute such documentation solely for use in using, selling and maintaining Buyer’s products anywhere in the world.

13	LIABILITY

13.1	Neither Party shall be liable (whether in contract, tort (including without limitation negligence), strict liability or otherwise) for any loss of profits (except, in the case of a party’s violation of the other party’s Intellectual Property Rights or a breach of Section 14 to the extent lost profits constitute the measure of damages under federal patent or copyright laws or applicable trade secret statutes), business, revenue, goodwill or anticipated savings or any indirect, special or consequential loss or damage, including, in each case, but not limited to loss or damage to data or to other equipment or property (whether or not the same may be in Xyratex’s care, custody or control). Except in the case of a party’s violation of the other party’s Intellectual Property Rights or a breach of Section 14, in no event shall Xyratex’s or Buyer’s liability for any claim under this Agreement exceed an amount equal to the total fees paid by Buyer to Xyratex in the 12 months preceding such claim. The parties further agree that this Section 13.1 shall not apply to a party’s indemnification obligations under Section 12 of this Agreement.

14	CONFIDENTIALITY

14.1

“Confidential Information” shall mean any information disclosed by either party (the “Disclosing Party”) to the other party (the “Receiving Party”) pursuant to this Agreement, whether in oral, written, or other tangible or intangible form, that is identified as proprietary or confidential, (including, without limitation, computer programs, algorithms, names and expertise of employees and consultants, know-how, formulae, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information), or provided under circumstances that reasonably indicate that the information is proprietary or confidential. Notwithstanding any such failure to designate it, all information related to the Products, shall be Confidential Information. The Receiving Party recognizes and acknowledges that the Disclosing Party’s proprietary information (and the confidential nature thereof) is critical to the Disclosing Party’s business and that the Disclosing

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Party would not enter into this Agreement without assurance that its proprietary information and the value thereof will be protected as provided in this Section 14 and elsewhere in this Agreement.

14.2	Notwithstanding the preceding definition, Confidential Information shall not include information which:

14.2.1	was already or becomes known by the Receiving Party without restriction as to use or disclosure and was not acquired, directly or indirectly, from the Disclosing Party;

14.2.2	has become publicly known and made generally available other than through any improper act or omission of the Receiving Party;

14.2.3	was disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the Receiving Party shall provide prompt notice thereof to the Disclosing Party to enable the Disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure;

14.2.4	which is, and to the extent that it is, required to be disclosed pursuant to any applicable law; or

14.2.5	which is disclosed with the prior written approval of the Disclosing Party.

14.3	The Receiving Party shall keep all Confidential Information in strictest confidence and shall not use or disclose such Confidential Information except as necessary to exercise its rights or perform its obligations under this Agreement. The Receiving Party may disclose Confidential Information only to its directors, officers, employees, and consultants who are instructed of the foregoing, who are required to have such information in order for the Receiving Party to carry out the transactions contemplated by this Agreement and who have signed agreements with confidentiality terms at least as restrictive as the obligations under this Section 14. The Receiving Party shall use best efforts to prevent any unauthorized use or disclosure of the Confidential Information and shall notify the Disclosing Party of any such unauthorized use or disclosure, whether actual or suspected.

14.4	The Receiving Party acknowledges and agrees that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any material breach of its obligations under this Section 14 and that any such breach may result in irreparable harm to the Disclosing Party. Therefore, upon any such breach, the Disclosing Party shall be entitled to appropriate equitable relief in addition to its other remedies. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach. In addition to any other remedies that may be available in law, in equity or otherwise, the Disclosing Party shall be entitled to obtain injunctive relief to prevent such unauthorized use or disclosure.

14.5	Immediately upon termination of this Agreement or upon the Disclosing Party’s request, the Receiving Party will turn over to the Disclosing Party, or destroy, at the Disclosing Party’s option, all Confidential Information as well as all documents or media containing any Confidential Information as well as all copies, extracts or derivatives thereof.

15	TERMINATION PROVISIONS

15.1	If either Party desires to terminate this Agreement prior to the and of the initial term, the Parties agree to enter into discussion of early termination.

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15.2	This Agreement may be terminated forthwith by any party (the “Innocent Party”) on giving notice in writing to the other party (the “Defaulting Party”) if:

15.2.1	the Defaulting Party commits any material breach of any of the obligations or undertakings expressed to be assumed by it under this Agreement in any material respect and, such breach shall not have been cured within thirty (30) days of a written notice of breach from the innocent Party; or

15.2.2	to the extent permitted by applicable law, the Defaulting Party makes an assignment of a substantial portion of its assets for the benefit of its creditors, admits in writing an inability to pay debts as they become due, a trustee or receiver is appointed respecting all or a substantial part of the Defaulting Party’s assets or a proceeding is instituted by or against the Defaulting Party under any provision of the US Federal Bankruptcy Act and not dismissed in 120 days, or the Defaulting Party commences negotiations with its creditors with a view to the general re-adjustment or re-scheduling of all or part of its indebtedness or proposes or enters into any composition or other arrangement for the benefit of its creditors generally; or

15.2.3	the Defaulting Party takes any action or any legal proceedings are started or other steps taken for (or for the consideration of) the Defaulting Party to be adjudicated or found bankrupt or insolvent or for the winding-up or dissolution of the Defaulting Party or for the appointment of a liquidator, trustee, receiver, administrator or similar officer of the Defaulting Party or of the whole or any part of its undertaking, assets, rights or revenues, provided that there is no successor and the proceedings are not dismissed in 120 days; or

15.2.4	there occurs, in relation to the Defaulting Party in any country or territory in which it carries on business, or to the jurisdiction of whose courts any part of its assets is subject, any event which, correspond with, or have an effect equivalent or substantially similar to, any of the events mentioned in clauses 15.2.2 or 15.2.3.

15.3 The parties shall also be entitled to terminate this Agreement pursuant to and in accordance with clause 2.1.

15.4	The parties agree that all reasons for termination set forth in this clause 15 constitute just cause for termination. Termination of this Agreement for any reason shall not affect the rights and obligations of the parties (including all Purchase Orders accepted by Xyratex and Buyer’s payment obligations) accrued through, up to, or prior to the effective date of termination.

15.5	Buyer acknowledges Xyratex’s proprietary rights in and to Xyratex’s Marks, and Buyer hereby waives in favor of Xyratex all rights to any Marks now or hereafter originated by Xyratex. Buyer shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of Xyratex’s Marks. Upon termination of this Agreement, Buyer shall cease and desist from use of Xyratex’s Marks in any manner. Buyer’s license to use Xyratex’s Marks shall terminate immediately and without notice upon the termination of this Agreement or the dissolution or bankruptcy of Buyer.

15.6

Upon termination of this Agreement for any reason whatsoever, Xyratex shall have no further obligation to Buyer other than those set forth in this Section 15. IN THE EVENT OF TERMINATION BY EITHER PARTY IN ACCORDANCE WITH ANY OF THE PROVISIONS OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, AND EACH PARTY HEREBY EXPRESSLY WAIVES ALL RIGHTS, BECAUSE OF SUCH TERMINATION, FOR COMPENSATION, REIMBURSEMENT OR DAMAGES ON ACCOUNT OF THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES OR ON ACCOUNT OF EXPENDITURES, INVENTORY, INVESTMENTS, LEASES OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF XYRATEX OR BUYER. EXCEPT AS EXPRESSLY SET

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FORTH IN THIS SECTION 15, TERMINATION SHALL NOT, HOWEVER, RELIEVE EITHER PARTY OF OBLIGATIONS INCURRED PRIOR TO THE TERMINATION. The parties have expressed that, as an essential and fundamental condition of their agreement to enter into and be bound by the terms and conditions and contemplated pricing of this Agreement, all elements of this Agreement shall be governed exclusively by the laws of the state of California (pursuant to Section 17.1 of this Agreement). If, notwithstanding this fundamental condition, under any applicable law Buyer is entitled to any compensation upon termination for cause or the expiration of a fixed term of this agreement, this Agreement shall be deemed a contract for a duration of not more than one (1) year, and shall expire upon the expiration of such one year after the Effective Date of this Agreement.

15.7	Clauses 1, 9, 10, 11, 12, 13, 14, 15, 16 and 17 shall survive termination or expiration of this Agreement.

16	MISCELLANEOUS

16.1	Neither party may assign or transfer, in whole or in part, this Agreement or any of its rights and obligations hereunder (including any assignment by merger or operation of law) without the prior written consent of the other party; which consent shall not be unreasonably withheld. If either Party makes any attempt to assign this Agreement without the other Party’s written consent, the nonassigning Party will have the option to immediately terminate this Agreement. Notwithstanding the foregoing, assignment without consent is permitted to a person or entity who acquires all or substantially all of the assets or business of a party, whether by sale, merger or otherwise. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties to it and their respective heirs, successors, assigns and legal representatives.

16.2	If any provision of this Agreement shall be found to be invalid, illegal or unenforceable, then, notwithstanding the same, this Agreement shall remain in full force and effect, and such provision shall be deemed stricken. Such provision shall be replaced by a valid, legal and enforceable provision having as nearly as possible the same economic and practical effect as the provision replaced.

16.3	The failure of either party to enforce, at any time or for any period, any provisions of this Agreement shall not be construed to be a waiver of the provision or of the right to subsequent enforcement.

16.4	Neither party shall be liable by reason of any failure or delay in performance of obligations on account of strikes, riots, fires, explosions, acts of God, war, governmental action, or an other cause that is beyond the reasonable control of the party except for payment for delivered Product (“Force Majeure”). In such event, however, the delayed Party must: (a) promptly provide the other Party with written notice of the Force Majeure, and (b) use its best efforts to resume or commence performance under this Agreement.

16.5	The each party warrants that it will comply with the provisions of all relevant laws, statutes, rules, regulations and by-laws and that the each party shall have obtained every necessary license or consent that may be required in connection with the on-sale and/or use of the Products supplied.

16.6

The relationship of Xyratex and Buyer established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to: (a) give either party the power to direct and control the day-to-day activities of the other, (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (c) allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever. All sales and other agreements between Buyer and its customers are Buyer’s exclusive responsibility and shall have no effect on Xyratex’s obligations under this Agreement. Either party (the “Indemnifying Party”) agrees to indemnify, defend and hold the other party (the

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“Indemnified Party”) harmless from any loss or expense (including reasonable attorney’s fees) incurred by the Indemnified Party as a direct result of the negligent or wrongful acts or omissions of the Indemnifying Party in connection with this Agreement, except to the extent of any such loss is solely attributable to negligence or wrongful acts or omissions of the Indemnified Party.

16.7	Any notices under this Agreement shall be sent by registered mail to the address set forth in this Agreement or to such other address as either party may designate by notice. Notice shall be deemed given five days after being sent.

16.8	This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes any prior agreement. This Agreement may be changed only by mutual agreement between the parties expressed in writing. All conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

16.9	No Other Warranty. EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH IN SECTION 11, XYRATEX AND ITS SUPPLIERS MAKE NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO PRODUCTS, SOFTWARE OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF TITLE, AVAILABILITY, RELIABILITY, USEFULNESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE. NEITHER XYRATEX NOR ANY OF ITS SUPPLIERS WARRANT THAT ANY PRODUCT, SOFTWARE OR PART THEREOF WILL MEET BUYER’S REQUIREMENTS OR BE UNINTERRUPTED, TIMELY, AVAILABLE, SECURE OR ERROR-FREE, OR THAT ANY ERRORS IN THE PRODUCTS OR THE SOFTWARE WILL BE CORRECTED.

17	APPLICABLE LAW

17.1	This Agreement shall be governed by the laws of the State of California, USA and the federal U.S. laws applicable therein, as though the parties were each California residents and without regard to conflicts of law principles. The parties specifically exclude the application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.

17.2	U.S. Government Restricted Rights. Buyer acknowledges and shall state in every agreement with customers that are agencies, departments or entities of the United States Government (“Government”) and that obtain rights to use the Products, and shall ensure that each such customer understands and agrees, that (a) use, reproduction, release, modification or disclosure of such products, or any part thereof, including technical data, is restricted in accordance with Federal Acquisition Regulation (“FAR”) 12.212 for civilian agencies and Defence Federal Acquisition Regulation Supplement (“DFARS”) 227.7202 for military agencies, (b) such products are commercial products, which were developed at private expense, and (c) use of such products by any Government agency, department or other agency of the Government is further restricted as set forth in this Agreement.

17.3	Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.4	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

17.5

Basis of Bargain. EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL, BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE

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GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

17.6	Construction. This Agreement shall be fairly interpreted in accordance with its terms and, as both parties acknowledge the benefit of counsel in the drafting and negotiation thereof, shall not be construed in favor of or against either party.

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IN WITNESS WHEREOF the parties have executed this Agreement:

Xyratex Technology Limited		Data Domain, Inc.

Signed by	/s/ Todd Gresham	Signed by	/s/ Michael P. Scarpelli

Print Name	Todd Gresham	Print Name	Michael P. Scarpelli

Title	EVP	Title	CFO

Date: Day: 03 Month: 08 Year: 2007		Date: Day: 3 Month: 3 Year: 2007

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Exhibit I

Product List and applicable Warranty Period for each Product

PRODUCT LIST:

Data Domain ES2O and associated spares. Notwithstanding Section 3.1.3 of the Agreement, Products will contain a Data Domain specific bezel and other Data Domain specific branding elements consistent with practice as of the Effective Date.

WARRANTY PERIODS:

Warranty Periods

1.	Warranty Periods

a.	Diskless Products have a Warranty Period of *** from the date that they were first shipped by Xyratex or handed-over by Xyratex at its premises.

b.	Integrated Products have a Warranty Period of *** from the date that they were first shipped by Xyratex or handed-over by Xyratex at its premises.

c.	With Disks Products have a Warranty Period of *** from the date that they were first shipped by Xyratex or handed-over by Xyratex at its premises,

d.	In addition, for With Disk Products, Xyratex will administer the Disk Drive manufacturer’s warranty for the full duration of said manufacturer’s warranty.

2.	LIMITATION OF WARRANTY PERIOD

a.	Where a Warranted Product (the “Original Product”) has been replaced by another Product (the “Replacement Product”), the Warranty Period for the Replacement Product shall be deemed to expire on the later of the date on which the Warranty Period for the Original Product would have expired had it not been replaced or *** from the date of replacement.

3.	DEFINITIONS

a.	“Disk Drive” means a direct access data storage device;

b.	“Diskless Products” means Warranted Products which do not include Disk Drives. In the case of Diskless Products the carriers will be shipped as a kit of parts.

c.	“Carrier” means the canister in which Disk Drives are fitted;

d.	“Integrated Products” means Warranted Products which include Disk Drives that have been purchased by the customer and free-issued or consigned to Xyratex for integration and test in the Carrier. In the case of Integrated Products the Carriers will be shipped as complete customer replaceable units containing Disk Drives.

e.	“Product Enclosure” means the chassis in which Carriers or Carriers containing Disk Drives are fitted;

*	CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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f.	“With Disks Products” means Warranted Products which include Disk Drives as specified by the customer and purchased, integrated and tested by Xyratex.

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Exhibit 2

Product Specifications